UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2010

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Wacker Drive

Suite 200

Chicago, Illinois 60606

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 24, 2010, Neutral Tandem, Inc. (the “Company”) amended and restated its by-laws, effective immediately. The revisions are contained within Article II, Sections 11, 12 and 15 of the amended and restated by-laws. In general, the changes to the Company’s by-laws require a stockholder who proposes to introduce business before a meeting or nominates a person for election to the Company’s board of directors (the “Board”) to provide more information about itself, any beneficial owner on whose behalf a proposal or nomination is made, any proposed nominees, any proposed items of business and any related persons. The changes also include a change to the timing of the advance notice period during which a stockholder must notify the Company of its intention to nominate a person for election to the Board or introduce business before a meeting.

Also on May 24, 2010, pursuant to the authority granted to the Board under the Company’s Amended and Restated Certificate of Incorporation, the Board reduced the number of authorized directors of the Company from seven to six, effective as of May 25, 2010.

The Company’s Amended and Restated By-laws are filed as Exhibit 3.1 to the Current Report on Form 8-K and are incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Stockholders of the Company held on May 25, 2010, the stockholders elected each of the Company’s six nominees to serve on the Board until the next annual meeting and ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

The results of the voting were as follows:

	Votes For	Votes Withheld	Non-Votes
Election of Directors
Peter J. Barris	22,107,161	1,994,624	6,797,020
G. Edward Evans	22,315,015	1,786,770	6,797,020
Robert C. Hawk	23,449,115	652,670	6,797,020
James P. Hynes	13,527,504	10,574,281	6,797,020
Lawrence M. Ingeneri	23,815,759	286,026	6,797,020
Rian J. Wren	23,834,056	267,729	6,797,020

	Votes For	Votes Against	Abstentions
Ratification of Independent Registered Public Accounting Firm	30,650,700	206,262	41,843

Item 8.01.	Other Events.

Proceeding in the United States District Court for the Northern District of Illinois

As previously disclosed, on June 12, 2008, the Company commenced a patent infringement action against Peerless Network, LLC, Peerless Network of Illinois, LLC and John Barnicle (collectively, “Peerless Network”), in the United States District Court for the Northern District of Illinois, to enforce U.S. Patent No. 7,123,708 (the “’708 Patent”) (Neutral Tandem, Inc. v. Peerless Network, LLC, Peerless Network of Illinois, LLC and John Barnicle, 08 CV 3402). As also previously disclosed, on April 27, 2010, the court overseeing this litigation issued an order denying without prejudice the motion of Peerless Network seeking leave to file a motion to stay the litigation. Peerless Network sought to stay the litigation pending the inter partes reexamination by the United States Patent and Trademark Office (“USPTO”) of the validity of the ’708 Patent, which is discussed below. The full trial in this litigation is currently scheduled to begin in September 2010. The parties are currently completing discovery on the Company’s claims and the defendants’ remaining counterclaims. For more information concerning this litigation, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Proceeding before the United States Patent and Trademark Office

In a separate proceeding, on January 28, 2010, Peerless Network filed a request with the USPTO requesting that the USPTO reexamine the ’708 Patent. On March 26, 2010, the USPTO granted Peerless Network’s reexamination request and issued an initial office action which rejected the ’708 Patent’s 23 claims. The claims of the ’708 Patent as originally issued by the USPTO remain valid and enforceable during the USPTO reexamination proceeding.

Under the USPTO’s rules, the Company was not allowed to respond to Peerless Network’s request prior to the USPTO’s initial determination. Under the USPTO’s rules, the Company’s response to the March 26, 2010 office action originally was due on May 26, 2010. However, on May 20, 2010, the USPTO granted the Company’s request to extend the time by which the Company must file its response to the March 26, 2010 office action from May 26, 2010 to July 26, 2010.

On April 12, 2010, the Company moved separately to suspend the inter partes reexamination proceeding in its entirety, pending resolution of the litigation between the Company and Peerless Network. The USPTO is not required to rule on the Company’s request to suspend the inter partes reexamination proceeding by any certain date, and the request remains pending.

If the USPTO proceeds with its reexamination of the ’708 Patent, it will review the Company’s response to the March 26, 2010 office action, as well as any subsequent response made by Peerless Network. The USPTO may then allow the claims of the ’708 Patent to issue in their current form, require further amendments to the claims, or reject the claims. At that point, there may be further proceedings at the USPTO.

According to statistics provided by the USPTO, the average time to completion of a reexamination proceeding (not including any appeals) is approximately 36 months. The reexamination proceeding could result in the USPTO determining that some or all of the claims in the ’708 Patent remain patentable over the prior art without requiring any amendment, that some or all of the claims must be amended to distinguish over the prior art, or that some or all of the claims are not patentable over the prior art.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-laws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Robert M. Junkroski
Date: May 26, 2010	Name:	Robert M. Junkroski
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-laws of the Company